Exhibit 10.1
RYDER SYSTEM, INC.
EXECUTIVE SEVERANCE PLAN
Effective as of January 1, 2007
PREAMBLE
     Ryder System, Inc. (the “Company”) hereby adopts the Ryder System, Inc. Executive Severance Plan (the “Plan”) to set forth its severance pay policy as it applies to Eligible Employees (as defined in this Plan) of the Company and all of its subsidiaries and affiliates effective as of January 1, 2007 for employees elected and promoted to or employed as an officer on or after January 1, 2007, and January 31, 2008 for employees who are already serving as officers on or before December 31, 2006 (each shall be considered an “Effective Date”), unless otherwise prohibited by law. As used herein, the masculine pronoun shall include the feminine, and the singular shall include the plural, unless a contrary meaning is clearly intended.
     The Plan is intended to fall within the definition of a top hat “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document is intended to serve as the Plan document and the summary plan description of the Plan. This document supersedes and replaces any prior plan, summary plan descriptions, agreements (whether oral or written), summaries, policies, publications, memos or notices regarding the Plan and any other severance, termination, or separation benefits (including such benefits payable after a Change of Control) for Eligible Employees.
     All rights of Participants to benefits relating to this Plan shall be governed by the Plan and the executed agreement and general release executed by the Company and the Participant in connection with a Participant’s termination of employment. Any employee who participates in this Plan shall not be entitled to any severance, separation, notice, or termination benefits under any other severance or change of control policy, plan, agreement or practice of (i) the Company (including any previously executed severance, employment or change of control severance agreements); (ii) any predecessor agreement; or (iii) any respective subsidiary or affiliate thereof, or pursuant to which the Company is bound or obligated to provide such benefits. Except as set forth in this Plan, all such other severance (whether voluntary or involuntary) or change of control policies, plans, agreements and practices of the Company or any of its subsidiaries or affiliates in effect for Eligible Employees prior to the applicable Effective Date of this Plan shall be deemed amended and superseded in their entirety by this Plan to the extent that they would provide benefits to Participants upon their termination of employment.
     In the event that the terms of the Plan are inconsistent with other documents or other written or verbal communications provided by the Company or its representatives with respect to this severance program, the terms of the Plan shall govern. The Plan may not be amended or changed except in accordance with the provisions set forth below.

Section 1
Definitions
     Capitalized terms used in the Plan and not elsewhere defined herein shall have the meanings set forth in this Section:
     1.1 “Accrued Benefits” means (i) earned but unpaid Base Salary accrued through the Termination Date and any accrued but unpaid vacation time to the extent carried to the Termination Date under Company policy; (ii) unreimbursed expenses incurred in accordance with applicable Company policy through the Termination Date; (iii) unpaid amounts under the terms of any incentive plan in which the Participant participates as of the Termination Date, if and to the extent that the Participant is entitled under the terms of any such plan to receive a payment as of the Termination Date; and (iv) all other payments, benefits or perquisites to which the Participant may be entitled through the Termination Date, subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, or any equity or perquisite arrangement, plan, program or grant.
     1.2 “Base Salary” means the Participant’s annual base salary in effect on the Termination Date, or, on or before the second anniversary of a Change of Control, and if higher, the highest annual base salary in effect during the six (6) month period immediately preceding the Change of Control. Base Salary for this purpose shall not include or reflect bonuses, overtime pay, compensatory time-off, commissions, incentive or deferred compensation, employer contributions towards employee benefits, cost of living adjustment, or any other additional compensation, and shall not be reduced by any contributions made on the Participant’s behalf to any plan of the Company under Section 125, 132, 401(k), or any other analogous section of the Code.
     1.3 “Benefits Continuation Period” means the period for each applicable benefit beginning on the Termination Date and ending on the earliest of (i) the day on which the Participant is eligible to receive coverage for such benefit from a new employer; (ii) in the case of such benefits which require employee contributions, the date the Participant fails to timely make such required employee contributions pursuant to the Company’s or plan’s instructions (after giving effect to applicable grace periods) or otherwise cancels his coverage in accordance with the terms of the relevant plan(s); or (iii) the last day of the Participant’s Severance Period.
     1.4 “Cause” means: (i) fraud, misappropriation, or embezzlement by the Participant against the Company or any of its subsidiaries and/or affiliates, (ii) conviction of or plea of guilty or nolo contendere to a felony, (iii) conviction of or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or dishonesty, (iv) willful failure to report to work for more than thirty (30) continuous days not attributable to eligible vacation or supported by a licensed physician’s statement, (v) a material breach by the Participant of Section 9 of this Plan (Restrictive Covenants), (vi) willful failure to perform the Participant’s key job duties or responsibilities, or (vii) any other activity which would constitute grounds for termination for cause by the Company or its subsidiaries or affiliates, including but not limited to material violations of the Company’s Principles of Business Conduct or any analogous code of ethics or similar policy. Notwithstanding the foregoing, if a Change of Control has occurred within one year preceding a Cause determination, “Cause” shall not include subsections (vi) or (vii) of the preceding sentence, provided that subsections (vi) and (vii) shall continue to apply to any terminations that are deemed to have retroactively occurred pursuant to the last paragraph in the definition of “Change of Control.” For the purposes of this Section 1.4, any good faith interpretation by the Company of the foregoing definition of “Cause” shall be conclusive on the Participant. For purposes of the Plan “Cause” shall be determined by such Participant’s direct supervisor and the Chief Human Resources Officer (“CHRO”). In the event that a Participant is a direct report to the CHRO, then the decision shall be made by the CHRO and the Chief Financial Officer.
     1.5 “Change of Control” Except as provided below, for the purpose of this Plan, a “Change of Control” shall be deemed to have occurred if:
     (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) of this Section 1.5; or
     (b) the individuals who, as of the January 1, 2007, constituted the Board of Directors of the Company (the “Board” generally and as of January 1, 2007 the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or
     (c) there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (d) there is a liquidation or dissolution of the Company approved by the shareholders; or
     (e) there is a sale of all or substantially all of the assets of the Company.
     Notwithstanding anything in this Section 1.5 to the contrary, for purposes of the acceleration of the payment of severance benefits pursuant to Section 5.2, a Change of Control shall only be deemed to occur if such transactions or events would give rise to a “change in ownership or effective control” under Section 409A of the Code, and the rulings and regulations issued thereunder.
     If a Change of Control occurs and (i) the Participant’s employment is terminated within twelve months prior to the date on which the Change of Control occurs and (ii) it is reasonably demonstrated by the Participant that such termination of employment either (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, then the Participant shall, to the extent practicable, receive the same compensation and benefits hereunder as though a Change of Control had occurred on the date immediately prior to the date of such termination of employment.
     1.6 “Change of Control Termination” means (i) an Involuntary Termination or (ii) a termination of the Participant’s employment by the Participant for Good Reason, in each case that occurs within twelve (12) months after a Change of Control (or occurs within twelve months prior to a Change of Control and satisfies the other requirements set forth in the last paragraph of Section 1.5).
     1.7 “Code” means the Internal Revenue Code of 1986, as amended, supplemented or substituted from time to time.
     1.8 “Committee” means the Compensation Committee of the Company’s Board of Directors.

     1.9 “Disability” means an illness or injury that entitles the Participant to long-term disability payments under the Company’s group long-term disability plan as in effect from time to time.
     1.10 “Eligible Employees” means (i) all active officers of the Company employed or residing in the United States in a management level 14 or above (or other classification designating officer status, as those classifications may change from time to time), and (ii) who have not entered into any agreements or arrangements providing severance or change of control benefits with the Company.
     1.11 “Equity Compensation Opportunities” means the Participant’s ability to obtain equity in the Company (or a comparable cash-based incentive program) through a compensatory arrangement. Equity Compensation Opportunities are measured using the valuation method applied by the Company for financial accounting purposes and the Board may take into account in determining that no reduction has occurred any exercises, cashing out, or other liquidity on favor of the Participant that is either triggered by the Participant or occurring in connection with a Change of Control. Changes in the underlying value of the stock shall not be treated as a reduction in the Equity Compensation Opportunities, and the Company may take into account in replacing the value of pre-Change of Control equity compensation with post-Change of Control equity compensation (or a comparable cash-based incentive program) that the Participant may have received value for his equity compensation in the Change of Control.
     1.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, supplemented or substituted from time to time.
     1.13 “Good Reason” only applies in the event of a Change of Control within one year following a Change of Control and only occurs when the Company: (i) requires the Participant to be based or to perform services at any site or location more than fifty (50) miles from the site or location at which the Participant is based at the time of the Change of Control, except for travel reasonably required in the performance of the Participant’s responsibilities (which does not materially exceed the level of travel required of the Participant in the six (6) month period immediately preceding the Change of Control), or (ii) reduces the aggregate value of the compensation (which includes the Participant’s salary, Target Bonus opportunity, Equity Compensation Opportunities and cash perquisites), payable to the Participant, or (iii) materially and adversely changes the Participant’s duties and responsibilities. For the avoidance of doubt, a change in reporting relationship or title shall not constitute “Good Reason.”
The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance surrounding Good Reason until ninety (90) days have elapsed since the occurrence of the circumstance he would assert constitutes Good Reason.
     1.14 “Involuntary Termination” means the termination of a Participant’s employment by the Company for any reason other than death, Disability or Cause; provided, however, that an Involuntary Termination of a Participant’s employment shall not occur if:

     (a) the termination of the Participant’s employment is due to the transfer of the Participant’s employment between the Company and an affiliate or subsidiary of the Company, or among affiliates or subsidiaries of the Company;
     (b) the termination results from the sale or transfer of all or any portion of the operations of the Company or any of its subsidiaries and affiliates (the “Disposed Business”) (by means of a stock or asset disposition, or other similar transaction) which sale or transfer does not constitute a Change of Control, and either (i) the Participant’s employment is transferred to the purchaser or transferee of the Disposed Business or (ii) Participant terminates his employment with the Company or any of its subsidiaries or affiliates notwithstanding that the Participant received an offer of employment from either the purchaser or transferee of the Disposed Business or the Company or any of its subsidiaries and affiliates, as determined by the Company in its sole discretion; or
     (c) the termination follows a Change of Control and either (i) the Participant’s employment is transferred to the purchaser or transferee of the Disposed Business and the obligations of this Plan are assumed by the purchaser or transferee or (ii) Participant terminates his employment with the Company or any of its subsidiaries or affiliates or does not accept an offer of employment from a purchaser or transferee notwithstanding that the Participant received an offer of employment from either the purchaser or transferee of the Disposed Business or the Company or any of its subsidiaries and affiliates which offer included a continuation of the obligations of this Plan, as determined by the Company in its sole discretion.
In no event shall an “Involuntary Termination” occur if the Participant terminates his employment with the Company or any of its subsidiaries or affiliates for any reason. In the event of the occurrence of any of the events set forth in subsection (b) and (c) above, the Company’s obligations under this Plan shall terminate immediately and the Participant shall not be entitled to any amounts or benefits hereunder but shall still be required to comply with Section 9 hereof. This Plan shall, however, continue in effect if the Participant’s employment is transferred between or among the Company and its subsidiaries or affiliates as contemplated in subsection (a) or (c) above.
     1.15 “Notice of Termination” means written notice (i) specifying the Termination Date (which shall not be less than thirty (30) days after the date of such notice in the case of a termination on account of Disability or the Participant’s voluntary termination other than for Good Reason); (ii) solely with respect to the Participant terminating for Good Reason, citing the specific provisions of this Plan and the facts and circumstances, in reasonable detail, providing a basis for such termination, provided that if the basis for such Good Reason is capable of being cured by the Company, the Participant will provide the Company with an opportunity to cure the Good Reason within thirty (30) calendar days after receipt of such notice, and (iii) solely with respect to the Company terminating the Participant’s employment on account of Disability, its intent to terminate his employment on account of Disability.

     1.16 “Participant” means an Eligible Employee who has satisfied the conditions for participation set forth in Section 2.
     1.17 “Plan” means this Ryder System, Inc. Executive Severance Plan.
     1.18 “Plan Administrator” shall mean the Company’s Chief Human Resources Officer or his designate.
     1.19 “Release” means a severance agreement and general release in such form as the Company, in its sole discretion, determines appropriate that is executed by the Participant and the Company in connection with the termination of the Participant’s employment with the Company or any of its subsidiaries and affiliates. If the Participant is subject to the Older Workers Benefit Protection Act (“OWBPA”), the Release shall be revocable until the end of the seventh (7th) calendar day after Participant executes the Release
     1.20 “Release Effective Date” means, if the Participant is covered by the OWBPA on his Termination Date, the later of: (i) the eighth (8th) calendar day after the execution of the Release, provided that the Participant has not revoked the Release prior to such date, or (ii) the Termination Date. If the Participant is not covered by the OWBPA on his Termination Date, the Release Effective Date means the later of: (i) the date on which the Release is executed by the Participant, or (ii) the Termination Date.
     1.21 “Severance Period” means: (i) one (1) year if not in connection with a Change of Control Termination, or (ii) eighteen (18) months if in connection with a Change of Control Termination.
     1.22 “Target Bonus” means the Participant’s stated target annual incentive award opportunity which the Participant is eligible to receive under the Company’s annual incentive compensation plan or awards for the year in which the Termination Date occurred.
     1.23 “Termination Date” means the effective date of the termination of the Participant’s employment with the Company as designated by the Company or the Participant (in the case of termination for Good Reason). If the Participant’s employment is terminated as a result of a Disability, the Termination Date shall be the 30th day after the Company or any subsidiary or affiliate has delivered a Notice of Termination to the Participant provided that the Participant has not resumed his same full-time employment with the Company or any of its subsidiary or affiliate.
Section 2
Participation
     An Eligible Employee shall participate in the Plan after the completion of twelve (12) consecutive months of continuous employment with the Company provided, however, that any:

     (a) employee of the Company who is not an Eligible Employee as of the Effective Date of the Plan shall become a Participant only if, upon becoming an Eligible Employee, he executes an acknowledgement form (the “Form”) agreeing to abide by the terms of this Plan within sixty (60) days after being presented with such Form by the Company; and
     (b) eligible Employee who as of the effective date of the Plan is subject to an agreement with the Company providing for severance, separation, notice or termination benefits, whether oral or written, (including such benefits payable after a Change of Control) shall become a Participant only if he executes the Form within sixty (60) days after being presented with such Form by the Company.
Section 3
Notice of Termination
     Any termination of employment shall be communicated by a Notice of Termination to the other party. No notice period is required other than as required in Section 1.15.
Section 4
Conditions and Eligibility for Severance Benefits
     4.1 Conditions for Eligibility. Subject to the conditions and limitations of this Section 4 and elsewhere in the Plan, a Participant shall be entitled to the severance benefits described herein only upon satisfaction of all the following conditions (and all other applicable conditions contained herein):
     (a) he suffers an Involuntary Termination (for benefits described in Section 5) or a Change of Control Termination (for benefits described in Section 6);
     (b) he executes without modification and in its entirety a Release and such Release becomes effective;
     (c) if requested by the Company or any subsidiary or affiliate, he delivers a resignation letter, acceptable to the Company, from all offices, directorships and fiduciary positions in which the Participant was serving;
     (d) he returns to the Company any property of the Company or its subsidiaries or affiliates which has come into his possession or control; and
     (e) he remains actively at work through his Termination Date unless the Company agrees in writing to release the Participant from employment earlier than the Termination Date, or in the case of a resignation as of a future date, the Company chooses unilaterally to shorten the period before the resignation’s effective date.

     4.2 Exclusions. Each Participant shall cease to be entitled to severance benefits, upon the earliest to occur of the following:
     (a) the end of the Severance Period;
     (b) his breach of any provision of the Release, the Plan or any other Company agreement executed by the Participant including, but not limited to, the Form referenced in Section 2 or the refusal to execute the Form;
     (c) the revocation, invalidity or unenforceability of the Release;
     (d) his reemployment by the Company, or any of its subsidiaries or affiliates; and/or
     (e) with respect to the continuation of benefits described in Section 5.1(d) or 6.1(d), the end of the Benefits Continuation Period.
     4.3 Early Termination of Payments.
     (a) If a Participant dies prior to payment of all severance benefits to which he is entitled, all Company obligations under the Plan shall cease except that the Accrued Benefits (if unpaid at the time of death) shall be paid to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate.
     (b) If the Participant is receiving severance benefits under Sections 5 or 6, and (A) if the Participant is reemployed by the Company (or any subsidiary, affiliate or successor) or breaches the Plan’s terms or the Release, or (B) if the Company (or any subsidiary, affiliate or successor) discovers information that would have permitted the Company to terminate the Participant for Cause or if the Company or any subsidiary, affiliate or successor discovers a breach of Section 9, payment of severance benefits shall immediately cease. If the severance ceases because of re-employment and the Company has paid severance in a lump sum, the Company (or any subsidiary or successor) shall have the right to require that the Participant repay to the applicable entity the value of the severance benefits that would not yet have been paid before re-employment if he had been receiving the severance in semi-monthly installments. If the severance ceases because of a Cause determination or a breach of Section 9, the Company (or any subsidiary or successor) shall have the right to require that the Participant repay to the applicable entity the full value of any previously received severance. The remedies described in this paragraph are in addition to any other remedies that may be available to the Company in the event of the occurrence of any of the circumstances described in this paragraph.

Section 5
Severance Benefits Other than as a Result of a Change of Control
     5.1 Benefits. If a Participant experiences an Involuntary Termination other than as a result of a Change of Control and complies with all of the other terms and conditions of the Plan, he shall be eligible to receive:
     (a) the Accrued Benefits, payable in a lump sum as soon as administratively feasible following the Release Effective Date or such earlier date as their terms require;
     (b) continuation of the Participant’s Base Salary for the Severance Period payable in accordance with the Company’s standard payroll practices even though he is then no longer employed, provided that payments shall not commence before the Release Effective Date;
     (c) a pro-rata Target Bonus for the year containing the Termination Date which payment shall be paid when such annual bonuses are paid to non-terminated employees (or, if later, upon the satisfaction of all conditions for the payment of benefits hereunder) and based on the actual financial performance of the Company for such year;
     (d) continuation of medical, prescription, dental and health care reimbursement benefits for the Benefits Continuation Period for the Participant and his family through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or substituted from time to time (“COBRA”), in accordance with the applicable plans, programs or policies of the Company, and on such terms applicable to comparably situated active employees during such period (which shall offset the Company’s COBRA obligation, if any), provided that the Participant shall continue to pay to the Company any applicable contribution amounts that the Participant would otherwise have to pay for such benefits if the Participant was still employed by the Company. Further, if the Participant fails to accept available coverage from another employer or fails to notify the Company within 30 days of Participant’s eligibility to receive coverage under another employer’s plan, the Participant’s coverage under this Section 5.1(d) shall immediately terminate and Participant shall cease to be entitled to any such benefits under this Plan and shall be required within three (3) months after such failure to reimburse the Company for the greater of any premiums or any benefits paid after such failure. In addition, the Participant agrees that the Company may offset against or deduct from any payments due but not paid under this Section 5 in full or partial payment of such reimbursement;
     (e) if the Participant is covered by any Company-sponsored supplemental long-term disability insurance program as of the Termination Date, the Company shall continue to pay for the Participant’s coverage until the end of the Severance Period. At the end of the Severance Period, the Participant shall be entitled to keep this policy if he continues to pay the annual premiums;

     (f) if the Participant is covered by any Company-sponsored executive life insurance program as of the Termination Date, the Company shall continue to pay for the Participant’s coverage until the end of the Severance Period. At the end of the Severance Period, the Participant will have thirty-one days from the last day of the Severance Period to convert his life insurance coverage to an individual policy;
     (g) professional outplacement services as determined in the Company’s sole discretion until the earliest of (i) six (6) months after the end of the Severance Period, (ii) the date on which the Participant obtains another full-time job, (iii) the date on which the Participant becomes self-employed, and (iv) the date on which the Participant has received all services or benefits due under the applicable Company-sponsored outplacement program. The Company will not pay the Participant cash in lieu of professional outplacement services; and
     (h) any benefits or rights to which the Participant is entitled under any of the Company’s stock or equity plans in accordance with the terms and conditions of any such plans.
     5.2 Payment of Severance Benefits. Notwithstanding anything herein to the contrary: (i) no payments hereunder (other than Accrued Benefits payable pursuant to their terms) shall be made to a Participant prior to the Release Effective Date; and (ii) to the extent necessary to comply with Code Section 409A, the payment terms for any of the severance benefits payable pursuant to Section 5.1 shall be amended to comply with Code Section 409A.
     If a Change of Control occurs and the Participant is then receiving severance benefits described in Section 5.1, the Company shall pay to the Participant, in a lump sum, seven (7) calendar days after the Change of Control, an amount (in lieu of future payments) equal to the present value of all future cash payments due under the Plan using the prime commercial lending rate published by the Trustee at the time the Change of Control occurs, but the Company and the Participant shall continue to be liable to each other for all other obligations under this Plan.
Section 6
Severance Benefits As a Result of a Change of Control
     6.1 Benefits. If a Participant experiences a Change of Control Termination, and complies with all of the other terms and conditions of the Plan, he shall be eligible to receive:

     (a) the Accrued Benefits, payable in a lump sum as soon as administratively feasible following the Release Effective Date or such earlier date as their terms require;
     (b) a lump sum payment equal to the Participant’s Base Salary for the applicable Severance Period payable on the Release Effective Date or as soon thereafter as is practicable;
     (c) an amount equal to (1) one times the Participant’s Target Bonus payable on the Release Effective Date or as soon thereafter as is practicable;
     (d) continuation of medical, prescription, dental and health care reimbursement benefits for the Benefits Continuation Period for the Participant and his family through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or substituted from time to time (“COBRA”), in accordance with the applicable plans, programs or policies of the Company, and on such terms applicable to comparably situated active employees during such period (which shall offset the Company’s COBRA obligation, if any), provided that the Participant shall continue to pay to the Company any applicable contribution amounts that the Participant would otherwise have to pay for such benefits if the Participant was still employed by the Company. Further, if the Participant fails to accept available coverage from another employer or fails to notify the Company or the Trustee within 30 days of Participant’s eligibility to receive coverage under another employer’s plan, the Participant’s coverage under this Section 6.1(d) shall immediately terminate and Participant shall cease to be entitled to any such benefits under this Plan and shall be required within three (3) months after such failure to reimburse the Company or the Trustee for the greater of any premiums or any benefits paid after such failure. In addition, the Participant agrees that the Company may offset against or deduct from any payments due but not paid under this Section 6 in full or partial payment of such reimbursement;
     (e) if the Participant is covered by any Company-sponsored supplemental long-term disability insurance program as of the Termination Date, the Company (or the Trustee) shall continue to pay for the Participant’s coverage until the end of the Severance Period. At the end of the Severance Period, the Participant shall be entitled to keep this policy if he continues to pay the annual premiums;
     (f) if the Participant is covered by any Company-sponsored executive life insurance program as of the Termination Date, the Company (or the Trustee) shall continue to pay for the Participant’s coverage until the end of the Severance Period. At the end of the Severance Period, the Participant will have thirty-one days from the last day of the Severance Period to convert his life insurance coverage to an individual policy;
     (g) a lump sum equal to the value of the Company-sponsored outplacement program maintained by the Company immediately prior to the Change of Control, based on the Participant’s management level as of the Termination Date, payable on the Release Effective Date or as soon thereafter as is practicable; and

     (h) any benefits or rights to which the Participant is entitled under any of the Company’s stock or equity plans in accordance with the terms and conditions of any such plans.
     6.2 Timing of Severance Benefits. The severance benefits described in Sections 6.1(a), 6.1(b), 6.1(c), and 6.1(g) shall be paid in a lump sum as soon as practicable following the Release Effective Date, but in any event no later than March 15 following the calendar year in which the Change of Control Termination occurs, provided that the Participant shall only be entitled to this payment if he submits all required documentation by the March 1 following the calendar year of the Termination Date.
     Notwithstanding anything herein to the contrary: (i) no payments hereunder (other than Accrued Benefits payable pursuant to their terms) shall be made to a Participant prior to the Release Effective Date; and (ii) to the extent necessary to comply with Code Section 409A, the payment terms for any of the severance benefits payable pursuant to Section 6.1 shall be amended to comply with Code Section 409A.
Section 7
Tax Gross-Up
     7.1 In the event any payment that is either received by the Participant or paid by the Company on his behalf or any property, or any other benefit provided to him pursuant to the terms of the Plan or any other arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Participant’s employment by the Company) (collectively the “Payment”), is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7 if it shall be determined that Participant is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Participant without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Participant and the amounts payable under this Plan shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 6.1 (other than the Accrued Benefits), unless an alternative method of reduction is elected by Participant.

     7.2 All determinations required to be made under this Section 7 including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within ten business days of the receipt of notice from Participant that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Participant shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality in which the Participant incurs income taxes in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Participant (or to the appropriate taxing authority on the Participant’s behalf) when the applicable tax is due. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall so indicate to the Participant in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Participant was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 7.3 and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Participant.
     7.3 The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     7.4 If, after the receipt by the Participant of an amount paid or advanced by the Company pursuant to this Section 7, the Participant becomes entitled to receive any refund with respect to a Gross-Up Payment, the Participant shall promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).
Section 8
Trusts
     In order to ensure in the event of a Change of Control that timely payment will be made of certain obligations of the Company to the Participant provided for under this Plan, the Company shall, immediately prior to or in connection with the consummation of a Change of Control, pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts and at such time or times as are required in order to fully pay all cash amounts due the Participant pursuant to Section 6 that are payable or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all such payments required to be paid under Section 6 shall be made out of the Trust(s); provided, however, that the Company shall retain liability for and pay the Participant any amounts or provide for such other benefits due the Participant under this Plan for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required or in the event that the Trustee fails to make such payment to the Participant within the time frames set forth in this Plan. Prior to the Change of Control, and to the extent necessary because of a change in the Trustee, after the Change of Control, the Company shall provide the Participant with the name and address of the Trustee. Nothing in this Plan shall require the Company to maintain the funding required in this section beyond the first anniversary of a Change of Control unless, before such first anniversary, the Participant’s employment has terminated in a manner qualifying him for benefits under Section 6. The Participant expressly waives any requirement under this Section 8 or otherwise for the Company to fund the Trust(s) if funding would cause him to be taxed under Code Section 409A(b) or any successor law.

     For purposes of this Plan, the term “the Company and/or the Trustee” means the Trustee to the extent the Company has put funds in the Trust(s) and the Company to the extent the Company has not funded or fully funded the Trust(s); provided, however, that in accordance with subsection (a) above, the Company shall retain liability for and pay the Participant any amounts or provide for such other benefits due the Participant under this Plan for which the Trustee fails to make adequate payment to the Participant within the time frames set forth in this Plan.
Section 9
Restrictive Covenants
     As consideration for the Company’s offer of coverage under this Plan to the Participant and for other good and valuable consideration, during his employment and upon termination of employment for any reason, the Participant agrees to comply with the restrictive covenants contained in Section 9 of this Plan. In addition, receipt of the severance payments and benefits set forth in Sections 5 and 6 is expressly conditioned upon the Participant’s continued compliance with Section 9.
     9.1 Confidentiality. All documents, records, techniques, business secrets and other information of the Company, its subsidiaries and affiliates which have or will come into the Participant’s possession from time to time during the Participant’s affiliation with the Company and/or any of its subsidiaries or affiliates and which the Company treats as confidential and proprietary to the Company and/or any of its subsidiaries or affiliates shall be deemed as such by the Participant and shall be the sole and exclusive property of the Company, its subsidiaries and affiliates. The Participant agrees that the Participant will keep confidential and not use or divulge to any other individual or entity any of the Company’s or its subsidiaries’ or affiliates’ confidential information and business secrets, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public. Additionally, the Participant agrees that upon his termination of employment, irrespective of the reason for such termination, the Participant shall promptly return to the Company any and all confidential and proprietary information of the Company and/or its subsidiaries or affiliates that is in his possession or control.
     The Participant agrees that the terms and provisions of this Plan, as well as any and all incidents leading to or resulting from this Plan, are confidential and may not be discussed with anyone other than his spouse, domestic partner, attorney or tax advisor without the prior written consent of the Company’s Chief Human Resources Officer, except as required by law. In the event that the Participant is subpoenaed, or asked to provide confidential information or to testify as a witness or to produce documents in any existing or potential legal or administrative or other proceeding or investigation formal or informal related to the Company, to the extent permitted by applicable law, the Participant will promptly notify the Company of such subpoena or request and will, if requested, meet with the Company for a reasonable period of time prior to any such appearance or production.

     9.2 Non-Competition. During the Participant’s employment with the Company, and thereafter during the Participant’s Severance Period, if any, the Participant shall not, without the prior written consent of the Board, directly or indirectly engage or become a partner, director, officer, principal, employee in the same or similar capacity as the Participant worked for the Company, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its subsidiaries or affiliates which is engaged or proposes to engage or hereafter engages in a business competitive directly or indirectly with the business conducted by the Company or any of its subsidiaries or affiliates in any geographic area the Participant worked in or had responsibility over the previous twelve (12) month period; provided, however, that the Participant is not prohibited from owning one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange.
     The Participant and the Company have attempted to limit the Participant’s right to compete only to the extent necessary to protect the Company’s legitimate business interests. The Participant and the Company recognize however, that reasonable people may differ in making such a determination. Consequently, the Participant and the Company agree that if the scope or enforceability of this Plan is in any way disputed at any time, a court may modify and enforce this Plan to the extent it believes to be reasonable under the circumstances.
     9.3 Non-Solicitation. During the Participant’s employment with the Company or any subsidiary or affiliate, and thereafter during the longer of (i) the Severance Period, if any, or (ii) twelve (12) months following the Participant’s Termination Date (irrespective of the reason for the Participant’s termination and without any reduction or modification), the Participant shall not, directly or indirectly, in any manner or capacity whatsoever, either on the Participant’s own account or for any person, firm or company:
     (a) take away, interfere with relations with, divert or attempt to divert from the Company any business with any customer or account: (x) which was a customer on the last day of the Participant’s employment and/or has been solicited or serviced by the Company within one (1) year prior to the last day of the Participant’s employment; and (y) with which the Participant had any contact or association, or which was under the supervision of the Participant, or the identity of which was learned by the Participant, as a result of the Participant’s employment with the Company, or
     (b) solicit, interfere with or induce, or attempt to induce, any employee or independent contractor of the Company or any of its subsidiaries or affiliates to leave his employment or service with the Company or to breach his employment agreement or other agreement, if any.
     9.4 Inventions and Discoveries. The Participant acknowledges that all ideas, discoveries, inventions and improvements which are made, conceived or reduced to practice by the Participant and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by the Participant during the Participant’s employment are the sole and absolute property of the Company, and the Participant shall promptly disclose and hereby irrevocably assigns all his right, title and interest in and to all such ideas, discoveries, inventions, improvements and knowledge to the Company for its sole use and benefit, without additional compensation, and shall communicate to the Company, without cost or delay, and without publishing the same, all available information relating thereto. The Participant also hereby waives all claims to moral rights in any such ideas, discoveries, inventions, improvements and knowledge. The provisions of this Section 9 shall apply whether such ideas, discoveries, inventions or knowledge are conceived, made, gained or reduced to practice by the Participant alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of the Participant’s duties. Any of the Participant’s ideas, discoveries, inventions and improvements relating to the Company’s business interests or potential business interests and conceived, made or reduced to practice during the Severance Period shall for the purpose of this Plan, be deemed to have been conceived, made or reduced to practice before the end of the Participant’s employment. The Participant shall, upon request of the Company, and without further compensation by the Company but at the expense of the Company, at any time during or after his employment with the Company, sign all instruments and documents requested by the Company and otherwise cooperate with the Company and take any actions which are or may be necessary to protect the Company’s right to such ideas, discoveries, inventions, improvements and knowledge, including applying for, obtaining and enforcing patents, copyrights and trademark registrations thereon in any and all countries. To the extent this Section shall be construed in accordance with the laws of any state which precludes a requirement to assign certain classes of inventions made by an employee, this Section shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.
     9.5 Non-Disparagement and Cooperation. The Participant agrees not to make any remarks disparaging the conduct or character of the Company or any of its subsidiaries or affiliates, their current or former agents, employees, officers, directors, successors or assigns (“Ryder Parties”), except as may be necessary in the performance of his duties or as is otherwise required by law. The Participant agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Company shall reimburse the Participant for travel expenses approved by the Company or its subsidiaries or affiliates incurred in providing such assistance. The Participant shall notify the Company if the Participant is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. Nothing in this provision is intended to or should be construed to prevent the Participant from providing truthful information to any person or entity as required by law or his fiduciary obligations.
     9.6 Specific Remedy. The Participant acknowledges and agrees that if he commits a material breach of the Covenant of Confidentiality or, if applicable, the Covenant Against Competition, the Covenant of Non-Solicitation, or the Covenant of Non-Disparagement and Cooperation, the Company shall have the right to have the covenant specifically enforced through an injunction or otherwise, without any obligation that the Company post a bond or prove actual damages, by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to the Company, without prejudice to any other rights and remedies that Company may have for a breach of this Plan, and that money damages will not provide an adequate remedy to the Company. The Participant further acknowledges and agrees that the Covenant of Confidentiality, the Covenant Against Competition, the Covenant of Non-Solicitation, and the Covenant of Non-Disparagement and Cooperation contained in this Plan are intended to protect the Company’s business interests and goodwill, are fair, do not unreasonably restrict his future employment and business opportunities, and are commensurate with the arrangements set out in this Plan and with the other terms and conditions of the Participant’s employment. In addition, in executing this Plan, the Participant makes an election to receive severance pay and benefits pursuant to Section and is subject to the covenants above, therefore, the Participant shall have no right to return any amounts or benefits that are already paid or to refuse to accept any amounts or benefits that are payable in the future in lieu of his specific performance of his obligations under the covenants above.
Section 10
Offset
     Participants in the Plan shall not be entitled to receive any other severance, notice, change of control or termination payments or benefits (or notice in lieu of severance) from the Company. In addition, the Participant’s benefits under the Plan will be reduced by the amount of any other severance or termination payments, or pay in lieu of notice, payable by the Company to the Participant on account of his employment, or termination of employment, with the Company, including, but not limited to, (i) any payments required to be paid by the Company to the Participant under any other program, policy, practice, or Plan, or (ii) any federal, state, national, municipal, provincial, commonwealth or local law (including any payment pursuant to the Worker Adjustment Retraining and Notification Act or any national, State, local, provincial, municipal, or commonwealth equivalent). A Participant must notify the Plan Administrator if he receives any such payments. Notwithstanding anything to the contrary in this Section 10, no severance payment paid or payable to a Participant, after giving effect to the provisions of this Section 10, shall be less than one week of Participant’s Base Salary.
Section 11
Cessation of Participation in Employer Plans
     Except as otherwise provided herein, a Participant, as of his Termination Date, shall cease to participate in and shall cease to be treated as an employee of the Company for all purposes under the employee benefit plans of the Company, including, without limitation, all retirement, welfare, incentive, bonus and other similar plans, policies, programs and arrangements maintained for employees of the Company. Each such Participant’s rights under any such plan, policy, program or arrangement shall be governed by the terms and conditions of each thereof, as in effect on such Termination Date.

Section 12
Administration
     12.1 Plan Interpretation and Benefit Determinations. The Plan is administered and operated by the Plan Administrator who has complete authority, with respect to matters within its jurisdiction, in its sole and absolute discretion, to construe the terms of the Plan (and any related or underlying documents or policies), and to determine the eligibility for, and amount of, severance benefits due under this Plan to Participants and their beneficiaries. All such interpretations and determinations (including factual determinations) of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.
     12.2 Benefit Claims. A Participant or his beneficiary (if applicable) may file a written claim with the Plan Administrator with respect to his rights to receive a benefit from the Plan. The Participant will be informed of the decision of the Plan Administrator with respect to the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review a claim. If this occurs, the Participant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If the Participant is not notified within the 90-day (or 180-day, if so extended) period, he may consider the claim to be denied.
     If a claim is denied, in whole or in part, the Participant will be notified in writing of the specific reason(s) for the denial, the exact plan provision(s) on which the decision was based, what additional material or information is relevant to his case, and what procedure the Participant should follow to get the claim reviewed again. The Participant then has sixty (60) days to appeal the decision to the Plan Administrator.
     The appeal must be submitted in writing to the Plan Administrator. A Participant may request to review pertinent documents, and may submit a written statement of issues and comments. A decision as to a Participant’s appeal will be made within sixty (60) days after the appeal is received. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review an appeal. If this occurs, the Participant will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.
     If a Participant’s appeal is denied, in whole or in part, he will be notified in writing of the specific reason(s) for the denial and the exact plan provision(s) on which the decision was based. The decision on an appeal of the Plan Administrator will be final and binding on all parties and persons affected thereby. If a Participant is not notified within the 60-day (or 120-day, if so extended) period, he may consider the appeal as denied.

Section 13
Miscellaneous
     13.1 Tax Withholding. The Company may withhold from any and all amounts payable under this Plan such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
     13.2 Unfunded Plan. The Plan is unfunded. The Company shall pay the full cost of the Plan out of its general assets, to the extent not satisfied by the Trust.
     13.3 Not a Contract of Employment. The Plan shall not be deemed to constitute a contract of employment, or to impose on the Company any obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company; nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his employment with the Company.
     13.4 Successors.
     (a) This Plan is personal to the Participant and the Participant does not have the right to assign this Plan or any interest herein.
     (b) This Plan shall inure to the benefit of and be binding upon the Company and its successors. As used in this Plan, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.
     13.5 Full Settlement. Except as specifically provided otherwise in this Plan, the Company’s obligation to make the payments provided for herein and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others. The Participant shall not be obligated to seek other employment by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan nor, except as specifically provided otherwise in this Plan, shall the amount of any payment provided for under this Plan be reduced by any compensation or benefits earned by the Participant as the result of employment by another employer after the Termination Date.
     13.6 Attorney’s Fees. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits and other entitlements which the Participant may have under Sections 5.1 or 6.1 subject to a cap of $15,000; provided, however, the Company shall be reimbursed by the Participant for (i) the fees and expenses advanced in the event the Participant’s claim is, in a material manner, in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or (ii)

to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable.
     13.7 Code Section 409A.
     (a) Notwithstanding anything herein to the contrary, this Plan shall be construed and interpreted in a manner so as not to trigger adverse tax consequences under Section 409A of the Code and the rulings and regulations issued thereunder. The Company may amend this Plan in any manner necessary to comply with Code Section 409A or any other applicable laws, with or without the consent of the Participant. Furthermore, to the extent necessary to comply with Code Section 409A, the payment terms for any of the payments or benefits payable hereunder shall be amended without the Participant’s consent to comply with Code Section 409A.
     (b) Notwithstanding any provision to the contrary in this Plan, no payment or no Company-paid insurance coverage to which the Participant otherwise would become entitled under this Plan shall be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.
     13.8 Choice of Law and Jury Trial Waiver. The validity, interpretation, construction, and performance of this Plan shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. The Parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Plan shall be commenced only in a court of the State of Florida (or, if appropriate, a federal court located within the State of Florida), in either case located in Miami, Florida, and the Parties consent to the jurisdiction of such court. The parties hereto accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The Company and the Participant each irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Plan.
     13.9 Effect of Invalidity of Provision. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and such provision shall, to the extent possible, be modified in such manner as to be valid and enforceable but so as to most nearly retain the intent of the Company. If such modification is not possible, the Plan shall be construed and enforced as if such provision had not been included in the Plan.

     13.10 Effect of Plan. The Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and its predecessors (whether written or unwritten) and further supersedes any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements covering the Participants; provided, however, that any rights to indemnification, all stock options or other equity granted to the Participant prior to the Effective Date, and all agreements relating thereto shall remain in full force and effect in accordance with their terms except as otherwise modified herein.
     13.11 Records. The records of the Company with respect to employment history, Base Salary, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.
     13.12 Non-transferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
     13.13 Other Benefits. No amount accrued or paid under this Plan shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.
Section 14
Amendment or Termination of the Plan
     The Plan may be amended or terminated, in whole or in part, (i) at any time, with or without prior notice to Participants, by action of the Committee or its designees in order to comply with applicable laws, rules and regulations and (ii) at any time with notice to Participants by action of the Committee.
Section 15
Required Information
     15.1 Participants’ Rights Under ERISA. A Participant in the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:
     - Examine, without charge, at the Plan Administrator’s office, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.
     - Obtain copies of Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

     - Receive a summary of the Plan’s annual financial report if the Plan covers 100 or more people. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the Company or any other person, may fire a Participant or otherwise discriminate against him in any way to prevent him from obtaining a welfare benefit or exercising his rights under ERISA. If a Participant’s claim for a benefit is denied in whole or in part, he must receive a written explanation of the reason for the denial. The Participant has the right to have the Plan review and reconsider his claim. Under ERISA, there are steps a Participant can take to enforce the above rights.
     For instance, if a Participant requests materials from the Plan and does not receive them within 30 days, he may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the he receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
     If the Participant’s claim for benefits is denied or ignored, in whole or in part, he may file suit in a state or federal court. If a Participant is discriminated against for asserting his rights, he may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant sued to pay these costs and fees. If the Participant loses, the court may order him to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous. If a Participant has any questions about the Plan, should contact the Plan Administrator. If the Participant has any questions about this statement or about his rights under ERISA, he should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

     15.2 Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Ryder System, Inc. Executive Severance Plan

SPONSOR:	Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178-1103
(305) 500-3726

EMPLOYER IDENTIFICATION
NUMBER (EIN):	59-0739250

PLAN NUMBER:	[___]

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	Ryder’s Chief Human Resources Officer
11690 NW 105th Street
Miami, Florida 33178-1103

EFFECTIVE DATE:	January 1, 2007
     The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.
     Service of legal process may be made upon the Plan Administrator.
     No individual may, in any case, become entitled to additional benefits or other rights under this Plan after the Plan is terminated. Under no circumstances, will any benefit under this Plan ever vest or become nonforfeitable.